UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 17, 2012
____________________

COLONY BANKCORP, INC.
(Exact name of registrant as specified in its charter)

Georgia	000-12436	58-1492391
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

115 South Grant Street, Fitzgerald, Georgia 31750
(Address of principal executive offices)

(229) 426-6000
Registrant’s Telephone Number, including area code

N/A
(Former name or former address, if changed since last report)
__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c ) under the Exchange Act (17 CFR 240.13e-4(c ))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)
On January 17, 2012, Morris Downing, Jr. announced his resignation as Chairman and Director of Colony Bankcorp, Inc. and Colony Bank effective immediately for personal health reasons. Mr. Downing has advised us that his resignation was not due to any disagreement with the Company.

(c)
On January 17, 2012, the Board of Directors elected B. Gene Waldron as Chairman of Colony Bankcorp, Inc. and Colony Bank. Mr. Waldron, who is 51, has been a Director of Colony Bankcorp, Inc. since 2002 and has served as a Director of Colony Bank since August 2008, where he previously served as a Director and Chairman of the Board of the Colony Bank Southeast charter. Mr. Waldron is the President/Owner of Waldron Enterprises, Inc. in Douglas, Georgia, whose entities are involved in peanut buying, cotton ginning, fertilizer and chemical sales, farming, radio broadcasting and fuel distribution. The Board of Directors feel that Mr. Waldron’s business experience makes him an excellent choice for the position as Chairman of the Board.

There are no family relationships between Mr. Waldron and any of the Company’s directors or executive officers, and the Company has not entered into any transactions with Mr. Waldron that are reportable pursuant to item 404 (a) of Regulation S-K.

The Company has not entered into an employment contract with Mr. Waldron.

(d) (1)
On January 17, 2012, at a regularly scheduled meeting of the Board of Directors of Colony Bankcorp, Inc. (“Colony”), and pursuant to the Articles of Incorporation and Bylaws of Colony, the Board by unanimous vote elected to establish three new Board positions and elected Davis W. King, Sr., M. Frederick Dwozan and Scott L. Downing to fill these positions. The Nomination Committee consisting of independent directors Jerry Harrell, B. Gene Waldron and W. B. (Bill) Roberts determined the need to increase the size of the board from eight current members to eleven members and upon search and interview of potential candidates recommended the names of Davis W. King, Sr., M. Frederick Dwozan and Scott L. Downing.

Mr. King, 66 years of age, is a highly successful businessman in Sylvester and South Georgia. Mr. King has been involved as owner/operator of numerous nursing home facilities for many years and currently serves on the advisory board of Colony Bank. Mr. King’s broad business background in the operation of nursing homes and dealing with nursing home regulatory issues and bank board experience will provide invaluable expertise in oversight and setting policy for the company and in dealing with regulatory issues.

Mr. Dwozan, 62 years of age, is a highly successful businessman in Eastman and Central Georgia. Mr. Dwozan has operated a pharmaceutical and medical supply business for a number of years and currently serves on the advisory board of Colony Bank. Mr. Dwozan’s broad business and bank board experience will provide invaluable expertise in oversight and setting policy for the company and in dealing with regulatory issues.

Mr. Downing, 40 years of age, is a highly successful businessman in Fitzgerald and South Georgia. Mr. Downing was involved for many years in the meat processing industry and currently serves on the Board of Commissioners for Ben Hill County, Georgia and on the advisory board of Colony Bank. Mr. Downing’s broad business background dealing with regulatory issues and bank board experience will provide invaluable expertise in oversight and setting policy for the company and in dealing with regulatory issues.

(2)	Messrs. King, Dwozan and Downing have no arrangements or understanding with any other person pursuant to which the director was selected as a director.

(3)	Messrs. King, Dwozan and Downing have not served on any committees of Colony, and at this time the Board has not named them to a committee.

(4)	Messrs. King, Dwozan and Downing have no transactions with management and others to report as required by Item 404(a) of Regulation S-K or Item 404(a) of Regulation S-B.

(5)	Messrs. King, Dwozan and Downing have no material plan, contract or arrangement to which he is a party or in which he participates that is entered into.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONY BANKCORP, INC.

Date: January 17, 2012	By: /s/ Terry L. Hester
Terry L. Hester
Executive Vice President and
Chief Financial Officer